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                                                                    Exhibit 23.1

McGladrey & Pullen, LLP
Certified Public Accountants


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Amendment No. 4 Registration Statement to Form 10 of MedAire, Inc. of our report, dated February 3, 2005, except for Note 4, third to last sentence, as to which the date is February 23, 2005, and Note 1, subheading "Restatement", as to which the date is August 26, 2005 and March 10, 2006, relative to the restatement of segments, goodwill allocation, and proforma stock based employee compensation expense and Note 13, as to which the date is February 1, 2006 appearing in the Registration Statement.


                                                     /s/ McGladrey & Pullen, LLP



Phoenix, Arizona
March 17, 2006